EXHIBIT 11

                 Citizens Financial Corporation and Subsidiaries
                        Computation of Per Share Earnings
                                   (Unaudited)





Three Months Ended March 31                 2004             2003
------------------------------------ ----------------- ----------------

Numerator:
   Net Loss                             $ (109,611)     $  (333,318)


Denominator:
   Weighted average common shares        1,685,886        1,685,886


Earnings Per Share:
   Net Loss                                $ (0.07)         $ (0.20)